Exhibit 10.3

Execution Version

WAIVER AND CONSENT

This WAIVER AND CONSENT (this “Waiver”), is made and entered into as of March 18, 2016, by and among Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), Odyssey Marine Enterprises, Ltd., a Bahamas company and wholly-owned subsidiary of the Company (“OME”), Penelope Mining LLC, a Delaware limited liability company (“Penelope”), and Minera del Norte S.A. de C.V., a Mexican societe anonime (“Minosa” and together with Penelope, the “Minosa Entities”). Reference is hereby made to that certain Stock Purchase Agreement dated as of March 11, 2015, as amended April 10, 2015 (the “SPA”), by and among the Company and the Minosa Entities. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA.

WHEREAS, the Company proposes to enter into a Note Purchase Agreement of even date herewith (the “Purchase Agreement”) by and among the Company, Epsilon Acquisitions LLC, a Delaware limited liability company (“Epsilon”) and OME, pursuant to which Epsilon will lend to the Company an aggregate amount of approximately $3,000,000 (the “Transaction”);

WHEREAS, in exchange for the loan, the Company will issue to Epsilon a secured convertible promissory note of even date herewith (the “Convertible Promissory Note”);

WHEREAS, the Company’s consummation of the Transaction would breach or violate certain representations, warranties, and covenants of the Company set forth in the SPA and certain related Transaction Documents;

WHEREAS, the Company and Monaco Financial, LLC have entered into a letter of intent, dated March 2, 2016 (the “Monaco Letter of Intent”), a copy of which has been provided to the Minosa Entities;

WHEREAS, the Company’s consummation of the transactions contemplated by the Monaco Letter of Intent (the “Anticipated Monaco Transaction”) would breach or violate certain representations, warranties, and covenants of the Company set forth in the Promissory Note; and

WHEREAS, the Minosa Entities are willing to consent to the Company’s execution and delivery of the Purchase Agreement and the consummation of the Transaction upon the terms and subject to the conditions set forth in this Waiver.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Waiver and Consent. In consideration of the representations, warranties, covenants and agreements set forth herein, Minosa and Investor hereby (a) consent to the Transaction and (b) agree that they will consent to the consummation of the transactions contemplated by the Monaco Letter of Intent, so long as the definitive documents with respect to the Anticipated Monaco Transaction are in form and substance reasonably satisfactory to the Minosa Entities, and, except as set forth in the Monaco Letter of Intent, do not contain terms and conditions that are material and adverse to the Minosa Entities (for the avoidance of doubt, the reduction in the exercise price of the Monaco option to $1 per quota does not increase the number of quotas subject to such option over 3,174,603 quotas) (an “Approved Monaco Transaction”) and waive any breach of any representation or warranty and violation of any covenant in the SPA arising out of the Company’s execution and delivery of the Purchase Agreement and any documents relating to the Approved Monaco Transaction and the consummation of the Transaction and the Approved Monaco Transaction.

2. Pledge. Concurrent with the execution of this Waiver, the Company is delivering to the Minosa Entities, a pledge of all amounts due and payable to the Company and its Subsidiaries from Oceanica and its Subsidiaries and all direct and indirect equity interests in OME.

3. Waiver of Termination Rights. The Company waives, and agrees not to exercise, on or prior to the one year anniversary from the date hereof, its right to terminate the SPA pursuant to Section 8.1(c)(ii) thereto.

4. Reduction of Commitment. To the extent that all or any portion of the Convertible Promissory Note is converted into Common Stock, Investor may elect to reduce its obligation to purchase Common Stock on the next subsequent date set forth in Annex C to the SPA by the dollar amount so converted.

5. [Removed and Reserved]

6. Release of Claims. In consideration of, among other things, the Minosa Entities’ execution and delivery of this Waiver, each of the Company and OME, on behalf of itself, its equityholders and residual claimants and the respective successors and assigns of each (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against the Releasees (defined below) and hereby forever waives, releases and discharges each Releasee from, any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential and punitive damages, demands, agreements, bonds, bills, specialties, covenants, controversies, torts, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against Penelope or Minosa in any capacity and the shareholders and “controlling persons” (within the meaning of the federal securities laws) of each, and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, auditors, affiliates, consultants and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts whether or not now known, existing on or before the date hereof. The provisions of this Section 6 shall survive the expiration or termination of this Waiver.

7. Fees and Expenses. The Company agrees to pay all reasonable fees, costs and expenses of the Minosa Entities in an amount not to exceed $50,000 in connection with the preparation, negotiation, execution and delivery of this Waiver and in connection with the Transaction as provided for in Amendment No. 4 to the Promissory Note.

8. Representation and Warranties. Each of the Company and OME hereby represents and warrants to the Minosa Entities that this Amendment (a) has been duly authorized each of the Company and OME, including by the board of directors, or similar governing body, of the Company and OME, including by the approval of a majority of the directors of the Company that are not affiliated with the Minosa Entities, (b) was duly executed by the Company and OME, and (c) constitutes a legal, valid and binding obligation of the Company and OME enforceable in accordance with its terms.

9. No Further Waiver. Except as expressly set forth in Section 1 of this Waiver, the SPA is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Waiver is limited to the matters expressly set forth herein and shall not be deemed to be a waiver of any other term or condition of the SPA. Nothing contained herein shall constitute a waiver, amendment or modification of the Promissory Note or the Pledge Agreement.

10. Miscellaneous

(a) Governing Law, Jurisdiction. This Waiver and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive Laws of the State of Delaware, without regard to conflict of law principles thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Execution in Counterparts. This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same certification. Delivery of a copy of a manually executed counterpart of a signature page to this Waiver by email shall be effective as delivery of an original, manually executed counterpart of this Waiver.

(c) Incorporation of Article XII. Article XII of the SPA is incorporated herein by reference.

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IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first above written.

COMPANY:

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
	Name:	Mark D. Gordon
	Title:	President and Chief Executive Officer

OME:

ODYSSEY MARINE EXPLORATION LTD.

By:	/s/ Mark D. Gordon
	Name:	Mark D. Gordon
	Title:	Vice President & Director

INVESTOR:

PENELOPE MINING LLC

By:	/s/ Andres Gonzalez Saravia
	Name:	Andres Gonzalez Saravia
	Title:	Attorney in Fact

MINOSA:

MINERA DEL NORTE S.A. DE C.V.

By:	/s/ Andres Gonzalez Saravia
	Name:	Andres Gonzalez Saravia
	Title:	Authorized Person